Exhibit 10.28

Schedule of Additional Management Retention Agreements

Three additional management retention agreements were executed and, with the exception of the parties thereto, were identical in all respects to the filed Management Retention Agreement, effective as of December 16, 2002, for Mark Slaven. Those parties were as follows:

Mark Michael
Jeanne Cox
Gwen McDonald